Exhibit 99.1
KEYCORP
AMENDMENT NO. 1 TO EQUITY DISTRIBUTION AGREEMENT

June 2, 2009
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
Ladies and Gentlemen:
     Reference is hereby made to that certain Equity Distribution Agreement, dated May 11, 2009 (the “Equity Distribution Agreement”), between KeyCorp, and Ohio corporation (the “Company”), and Morgan Stanley & Co. Incorporated, as sales agent and/or principal (the “Manager”).
     Pursuant to the Distribution Agreement, the Company proposed to issue and sell through or to the Manager, as sales agent and/or principal, on the terms set forth in the Equity Distribution Agreement, its common shares, par value $1.00 per share, having an aggregate gross sales price of up to $750,000,000 (the “Aggregate Limit”). The Company and the Manager agree that the Equity Distribution Agreement be hereby amended to increase the Aggregate Limit to $1,000,000,000 for any and all purposes under the Distribution Agreement.
     Except for the foregoing amendment, the other provisions of the Equity Distribution Agreement will continue to be in full force and effect. Paragraphs 11, 12, 13, 14 and 15 of the Distribution Agreement are incorporated into this Amendment No. 1 to the Equity Distribution Agreement mutatis mutandis.
     If the foregoing accurately reflects your understanding and agreement, please acknowledge the same in the space provided below and return an executed copy of this Amendment No. 1 to the Equity Distribution Agreement to us at your convenience.
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Very truly yours, KeyCorp
By:	/s/ Daniel R. Stolzer
	Name:	Daniel R. Stolzer
	Title:	Vice President and Deputy General Counsel

Acknowledged and agreed as of the date first written above Morgan Stanley & Co. Incorporated
By:	/s/ Kenneth G. Pott
	Name:	Kenneth G. Pott
	Title:	Managing Director